UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On June 19, 2014, InterMune, Inc. (the “Company”) agreed through separately negotiated private transactions with certain existing holders of the Company’s 2.50% Convertible Senior Notes due 2017 (the “2017 Notes”) to exchange $43,099,000 in aggregate principal amount of 2017 Notes beneficially owned by the noteholders for an aggregate of 3,378,457 shares of the Company’s common stock (the “Exchange Shares”), valued at $47.22 per share, plus accrued but unpaid interest on the exchanged 2017 Notes up to, but excluding the exchange settlement date. The notes are to be exchanged at a rate of 78.3884 shares per $1,000 note, which represents an exchange price of approximately $12.77 per share and an approximately $0.10 discount from the original conversion price of the 2017 Notes of $12.87 per share.

The Company expects to have issued all of the Exchange Shares by June 25, 2014. Upon the closing of these separate transactions and retirement of the exchanged 2017 Notes, $77,651,000 of 2017 Notes will remain outstanding.

As the Exchange Shares were exchanged by the Company through a private transaction with the holders, each of which are accredited investors, the transaction was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the provisions of Section 4(a)(2) thereof. No sales of securities of the same class as the 2017 Notes or the Exchange Shares have been or are to be made by the Company by or through an underwriter at or about the same time as the exchanges for which the exemption is claimed. The Company will not receive any proceeds from the issuance of the Exchange Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2014	INTERMUNE, INC.

	By:	/s/ Andrew Powell
Andrew Powell
Executive Vice President, General Counsel and Corporate Secretary